Exhibit 99.1

MAYOR’S JEWELERS, INC. REPORTS STRONG FIRST FISCAL QUARTER SALES
RESULTS FOR 2004 AND CONTINUED IMPROVEMENT IN BOTTOM LINE
RESULTS

     SUNRISE, Fla. July 27, 2004 /BUSINESS WIRE/ — Mayor’s Jewelers, Inc. (AMEX:MYR), which operates 28 luxury jewelry stores in Florida and Georgia, reported notably improved bottom line results for its first fiscal quarter ended June 26, 2004, as compared with the previous year’s first fiscal quarter. Thomas A. Andruskevich, Chairman, President and Chief Executive Officer will present the results to stockholders at the Company’s annual meeting today in New York City.

     First fiscal quarter net sales were $29.1 million for the thirteen weeks ended June 26, 2004, compared to $24.5 million for the thirteen weeks in the prior year first fiscal quarter ended June 28, 2003, an 18.9% increase. Comparable store sales (sales in stores open in both thirteen-week periods) increased 18.5% from last year’s first fiscal quarter. Gross profit for the current first fiscal quarter was $12.2 million or 41.7% of sales, compared to $9.9 million or 40.4% of sales during the prior year first fiscal quarter. The increase in gross profit and gross margin (gross profit as a percentage of sales) is primarily due to the continued successful execution of merchandising strategies which began to be implemented last fiscal year. Operating expenses have decreased from 51.6% of sales in the first fiscal quarter of the prior year to 45.8% in the first fiscal quarter of 2004 due to increased sales and the containment of fixed expenses.

     Net loss for the current first fiscal quarter decreased 39% from the first fiscal quarter of the prior year to ($2.3) million as compared to a net loss of ($3.8) million. Loss per share for the first fiscal quarter of the current year was ($0.06) as compared to ($0.21) in the first fiscal quarter of the prior year.

     Commenting on the results, Andruskevich said, “We are very pleased with the Company’s performance for the first fiscal quarter. Mayor’s momentum is strong and these tangible results continue to demonstrate the effectiveness of our initiatives, including key merchandise and retail strategies, organizational structure and business processes. We are optimistic about future growth and profitability as we continue to focus on our vision to become the leading luxury jeweler in the Southeastern United States.”

     Mayor’s is a leading luxury retail jeweler serving Florida and Greater Atlanta. The Company was founded in 1910 and has maintained the intimacy of a family-owned boutique while becoming renowned for its fine jewelry, timepieces and giftware. Mayor’s currently operates 28 total stores; 23 in Florida, five in Georgia. Additional information can be found on Mayor’s Web site, www.mayors.com

     This press release contains certain “forward-looking” statements concerning expectations for sales, store openings, margins and earnings (loss). Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially are set forth in Mayor’s 2003 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

CONTACT:	Mayor’s Jewelers, Inc., Sunrise, Florida
John Ball, 954/846-2853
Investor Relations e-mail: jball@mayors.com

MAYOR’S JEWELERS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS — UNAUDITED
(Amounts shown in thousands except share and per share data)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	June 26, 2004	June 28, 2003
Net sales	$29,138	$24,505
Cost of sales	16,985	14,601

Gross profit	12,153	9,904

Selling, general and administrative expenses	12,519	11,800
Depreciation and amortization	833	851

	13,352	12,651

Operating loss	(1,199)	(2,747)
Interest and other income	3	60
Interest and other financial costs	(1,115)	(1,102)

Net loss before income taxes	(2,311)	(3,789)
Income tax	—	—

Net loss	(2,311)	(3,789)
Preferred stock cumulative dividend	—	(357)

Net loss attributable to common stockholders	$(2,311)	$(4,146)

Weighted average shares outstanding, basic and diluted	36,961,307	19,608,310

Loss per share, basic and diluted	$(0.06)	$(0.21)

Certain reclassifications were made to the prior period’s condensed consolidated statements of operations to conform with the current period presentation.

MAYOR’S JEWELERS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS — UNAUDITED
(Amounts shown in thousands except share and per share data)

	June 26,	March 27,
	2004	2004
ASSETS

Current Assets:
Cash and cash equivalents	$891	$1,233
Accounts receivable (net of allowance for doubtful accounts of $1,019 and $999, respectively)	5,072	6,661
Inventories	79,068	80,825
Other current assets	625	1,194

Total current assets	85,656	89,913

Property, net	14,148	14,634
Other assets	538	668

Total non-current assets	14,686	15,302

Total assets	$100,342	$105,215

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$10,677	$13,833
Accrued expenses	7,441	9,457
Credit facility	35,438	33,005

Total current liabilities	53,556	56,295

Term loan	12,668	12,668
Other long term liabilities	2,810	2,768

Total long term liabilities	15,478	15,436

Stockholders’ Equity:
Series A-1 convertible preferred stock, $.001 par value, 15,050 shares authorized and issued; liquidation value of $15,050,000	—	—
Common stock, $.0001 par value, 50,000,000 shares authorized, 46,945,261 shares issued	5	5
Additional paid-in capital	206,249	206,114
Accumulated deficit	(145,546)	(143,235)
Less: 9,983,954 shares of treasury stock, at cost	(29,400)	(29,400)

Total stockholders’ equity	31,308	33,484

Total liabilities and stockholders’ equity	$100,342	$105,215